FOR FURTHER INFORMATION:

At Bedford Property Investors:

Peter B. Bedford                                 Stephen M. Silla
Chairman of the Board and                   Senior Vice President
Chief Executive Officer                            (925) 283-8910




                              FOR IMMEDIATE RELEASE


                           BEDFORD PROPERTY INVESTORS
                   ANNOUNCES A $24,305,000 PHOENIX ACQUISITION

     LAFAYETTE, CA-July 29, 2002-Bedford Property Investors, Inc. (NYSE:BED) announced today the acquisition of a 214,173 square foot R&D complex in Phoenix, Arizona for $24,305,000 or approximately $113 per square foot. The property, a two-building project, is currently 100% leased to four tenants and will generate a first year cash yield in excess of 9%. The buildings are located on the southeast corner of 40th Street and Cotton Center Boulevard, in the 280 acre Cotton Center Business Park on the south side of Broadway Road between 40th and 48th Streets, less than ten minutes southeast of the Sky Harbor International Airport.

     This acquisition adds to the nineteen existing operating properties in the greater Phoenix area that the Company already owns, and brings the Company's total operating holdings in the region to more than 1,490,000 square
feet.   "This new property is currently occupied by four stable tenants with no short-term lease rollovers on the horizon," said Peter B. Bedford, Chief Executive Officer and Chairman of the Board of Bedford Property Investors, Inc. "The addition of this R&D property to our existing portfolio in the Phoenix area is consistent with our continuing strategy of strengthening the composition of our portfolio by focusing our assets in the Western states."

     Bedford Property Investors is a self-administered equity real estate investment trust (REIT) with investments in suburban office buildings and industrial properties concentrated in the western United States. It is traded on the New York Stock Exchange and the Pacific Exchange under the symbol "BED" and its web site is www.bedfordproperty.com.


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